Barnes Group Inc.
Corporate Office
Bristol, CT 06010
Tel: (860) 583-7070

Brian D. Koppy Investor Relations (860) 973-2126 Stephen J. McKelvey Corporate Communications (860) 973-2132

BARNES GROUP INC. ANNOUNCES
FIRST QUARTER 2006 FINANCIAL RESULTS

- Net sales rise 10 percent to a record $300 million
- Net income rises 61 percent; diluted EPS of $0.73, up 52 percent
- Full-year 2006 estimated net income per diluted share raised to $2.55 - $2.65

Bristol, Connecticut, April 20, 2006—Barnes Group Inc. (NYSE: B) today announced financial results for the quarter ended March 31, 2006. Net sales for the first quarter were $299.9 million, up 10 percent from $273.7 million in the first quarter of 2005. Operating income grew 48 percent to $28.1 million in the first quarter of 2006, from $19.0 million in the first quarter in the prior year. Net income increased 61 percent to $18.5 million, or $0.73 per diluted share, in the first quarter of 2006 compared to $11.5 million, or $0.48 per diluted share, in the same period last year.

Periods prior to January 1, 2006 have been restated to reflect the change in accounting for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123R (SFAS 123R). The impact to the first quarter 2005 was a reduction of pre-tax income by $2.1 million and diluted earnings per share by $0.06.

“Barnes Group had record first quarter sales with organic growth in all three businesses generating strong advances in operating income and net income,” said Edmund M. Carpenter, President and Chief Executive Officer, Barnes Group Inc. “With 13 consecutive quarters of significant increases in sales over the comparable prior year quarter, and strong operating performance by each of the three businesses, we continue to demonstrate our ability to achieve our objective of balanced, sustainable, profitable growth.”

“With the first quarter results exceeding our expectations, we are increasing our full-year estimate of diluted earnings per share to $2.55 to $2.65, from the previous estimate of $2.50 to $2.60. We continue to expect results to be seasonally impacted, in as much as the first half of the year is traditionally stronger than the second half of the year, and are cautiously optimistic for continued growth in key end markets and geographies,” continued Carpenter.

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William C. Denninger, Barnes Group Inc.’s Senior Vice President, Finance and Chief Financial Officer, commented, “We continue to make strides in improving the financial performance of the Company and our strong capital position provides the flexibility for continued growth investments.”

Sales at Barnes Distribution were a record $124.4 million in the first quarter 2006, up 10 percent from $113.6 million in the same quarter a year ago. Driving the sales growth were strong increases in Barnes Distribution Europe and Barnes Distribution Raymond primarily as a result of the Toolcom and SPD acquisitions, respectively, which added $5.9 million in sales in the first quarter. In addition, Barnes Distribution North America’s continued growth in Corporate Accounts, up 11 percent, and Tier II, up 37 percent, as well as higher selling prices added to top line growth.

In the first quarter of 2006, operating profit at Barnes Distribution increased 74 percent to $9.0 million, up from $5.2 million for the first quarter 2005. Continued operating profit improvements reflect higher sales volume and increased gross margins.

“Barnes Distribution made significant progress this quarter towards realizing the benefits of its strategic focus on profitable sales and operational improvements throughout the organization,” said Idelle K. Wolf, President, Barnes Distribution. “Steady execution and continued reductions in operating costs are expected to further enhance profitability at Barnes Distribution.”

Sales at Associated Spring were $111.0 million in the period ended March 31, 2006, up 1 percent from $109.5 million in the same quarter last year. Specialty operations sales were essentially flat from the prior period, while the traditional spring business realized a modest sales improvement. Associated Spring’s operating profit for the first quarter 2006 increased 23 percent to $10.6 million, from $8.6 million in the first quarter of 2005. The increase in operating profit reflects a continued focus on profitable sales and actions focused on lowering overall operating costs.

“Associated Spring’s first quarter results reflect the continued benefits of our sales and marketing strategy initiated last year. The organization remains committed to profitable growth and improvements in operational effectiveness of the business while providing high quality products and customer service,” said Gregory F. Milzcik, Executive Vice President and Chief Operating Officer, Barnes Group Inc. and President, Associated Spring.

Sales at Barnes Aerospace were $66.9 million in the first quarter 2006, up 25% from $53.7 million in the year-ago period as both OEM and aftermarket sales grew. OEM sales increased by 21 percent and aftermarket sales grew by 37 percent.

Barnes Aerospace generated orders of $72.5 million, down from $88.9 million in the prior year which was favorably impacted by approximately $16 million due to a one-time increase in lead times for certain raw materials. Commercial OEM orders were $41.0 million, military orders were $8.8 million and industrial gas turbine orders were $2.1 million in the first quarter 2006. Order backlog was $274.6 million, up 2 percent since December 31, 2005.

In the first quarter 2006, operating profit increased 63 percent to $8.5 million from $5.2 million in the first quarter 2005. Driving the strong increase in operating profit were higher sales volume and an increased percentage of high margin aftermarket sales.

“Strong end markets in both OEM and aftermarket businesses led Barnes Aerospace to record results in the first quarter,” said Patrick Dempsey, President, Barnes Aerospace. “We continue to improve operations and increase capacity through capital investments and increased efficiencies achieved

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through lean manufacturing and Six Sigma initiatives, positioning Barnes Aerospace for continued growth.”

Barnes Group will conduct a conference call with investors to discuss first quarter results at 4:30 p.m. ET today. A web cast of the live call, supporting materials and an archived replay will be available on the Barnes Group investor relations link at www.barnesgroupinc.com.

Barnes Group Inc. (www.barnesgroupinc.com) is a diversified international manufacturer of precision metal components and assemblies and a distributor of industrial supplies, serving a wide range of markets and customers. Founded in 1857 and headquartered in Bristol, Connecticut, Barnes Group consists of three businesses with 2005 sales of $1.1 billion: Barnes Distribution, an international, full-service distributor of maintenance, repair, operating, and production supplies; Associated Spring, one of the world's largest manufacturers of precision mechanical and nitrogen gas products and a global supplier of retaining rings, reed valves, shock discs, and injection-molded plastic components and assemblies; and Barnes Aerospace, a manufacturer and repairer of highly engineered assemblies and components of aircraft engines, airframes, and land-based industrial gas turbines. Over 6,000 dedicated employees at more than 60 locations worldwide contribute to Barnes Group Inc.’s success. The Company has paid cash dividends to stockholders on a continuous basis since 1934.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, which are described in our periodic filings with the
Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; changes in raw material prices and availability; uninsured claims; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, regulatory and public health nature. We assume no obligation to update our forward-looking statements.

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
Unaudited

	Three months ended March 31,
	2006	2005	% Change
	As Restated (1)

Net sales	$299,851	$273,730	9.5

Cost of sales	190,633	175,748	8.5
Selling and administrative expenses	81,111	78,959	2.7
	271,744	254,707	6.7
Operating income	28,107	19,023	47.8
Operating margin	9.4%	6.9%
Other income	295	262	12.8
Interest expense	4,387	4,167	5.3
Other expenses	575	369	55.6
Income before income taxes	23,440	14,749	58.9
Income taxes	4,978	3,245	53.4
Net income	$18,462	$11,504	60.5

Per common share:
Net income:
Basic	$.77	$.49	57.1
Diluted	.73	.48	52.1
Dividends	.22	.20	10.0

Average common shares outstanding:
Basic	24,127,600	23,300,210	3.6
Diluted	25,377,980	23,917,176	6.1

Footnote:
(1) Periods prior to 1/1/06 restated to reflect the change in accounting for stock-based compensation in accordance with SFAS 123R.

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
Unaudited

	Three months ended March 31,
	2006	2005	% Change
Net Sales		As Restated (1)
Barnes Distribution	$124,392	$113,618	9.5
Associated Spring	110,990	109,540	1.3
Barnes Aerospace	66,943	53,653	24.8
Intersegment sales	(2,474)	(3,081)	19.7
Total net sales	$299,851	$273,730	9.5

Operating profit (1)
Barnes Distribution	$8,953	$5,160	73.5
Associated Spring	10,630	8,619	23.3
Barnes Aerospace	8,546	5,244	63.0

Total operating profit	28,129	19,023	47.9
Interest income	240	145	65.5
Interest expense	(4,387)	(4,167)	5.3

Other net income (expense)	(542)	(252)	NM
Income before income taxes	$23,440	$14,749	58.9

NM- not meaningful
Footnote:
(1) Periods prior to 1/1/06 restated to reflect the change in accounting for stock-based compensation in accordance with SFAS 123R.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	March 31, 2006	March 31, 2005
Assets		As Restated (1)
Current assets
Cash and cash equivalents	$36,541	$38,988
Accounts receivable	171,435	154,580
Inventories	167,095	148,100
Deferred income taxes and prepaid expenses	34,542	39,903
Total current assets	409,613	381,571

Deferred income taxes	24,051	24,912
Property, plant and equipment, net	161,144	161,083
Goodwill	236,559	223,299
Other intangible assets, net	184,849	124,358
Other assets	49,701	53,024
	$1,065,917	$968,247
Liabilities and Stockholders' Equity
Current liabilities
Notes payable	$–	$5,500
Accounts payable	142,488	146,653
Accrued liabilities	80,974	72,125
Long-term debt-current	39,990	9,322

Total current liabilities	263,452	233,600

Long-term debt	278,713	267,395
Deferred income taxes	11,778	12,482
Other liabilities	93,523	89,995

Stockholders' equity	418,451	364,775
	$1,065,917	$968,247

Footnote:
(1) Periods prior to 1/1/06 restated to reflect the change in accounting for stock-based compensation in accordance with SFAS 123R.